Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated June 27, 2025 except as to Note 14, as to which the date is October      , 2025, relating to the consolidated financial statements of WeShop Holdings Limited as of and for the years ended December 31, 2024 and 2023, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC

New York, New York

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 14 in the consolidated financial statements.

/s/ WithumSmith+Brown, PC

New York, New York

October 17, 2025